Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 346-6131
brussell@cyanotech.com

Cyanotech Names Gerry Watts as Chief Operations Officer

KAILUA KONA, Hawaii (August 18, 2014) —Cyanotech Corporation (Nasdaq Capital Market: CYAN) has named Gerard “Gerry” Watts to fill a newly-created position as Chief Operations Officer, effective today.

“With his expertise in profit and supply chain optimization, lean enterprise operations and organizational development, Gerry will add depth to the Company’s management team,” said Brent Bailey, President and CEO. “We look forward to his leadership as Cyanotech continues growth in its core markets and its operations.”

Mr. Watts, age 56, comes to the Company with more than 30 years’ experience as a senior operations executive in the Food and Agribusiness industry. Most recently he served as Principal Consultant, International Agribusiness for ProducePro Consultancy, where he advised and guided domestic and international firms with regard to fundamental and strategic issues associated with the global produce business. Prior to 2013, he was Chief Operating Officer / General Manager at North Shore Greenhouses, a $10 million fresh grower and shipper of full line living herbs produced in hydroponic greenhouses. While there, he was responsible for all functional business areas, including sales, marketing, production planning, quality control and food safety.

From 2008 to 2011, he was President of SunOpta Foods / SunOpta International Fruit Group, a $175 million vertically integrated manufacturer, distributor and redistributor of fresh fruit. There he was responsible for all functional business areas and was instrumental in improving the company’s EBITDA performance through operations reengineering and the institution of lean techniques. From 2005 to 2008, he was Vice President, General Manager – Maui Land and Pineapple Company in Maui, Hawaii, where he directed all business operations for the Pineapple Division, which under his direction reduced costs, increased net cash and EBIT and generated revenues in excess of $110 million; previously he served as Vice President, Operations and Processing for two years and then as Chief Operating Officer for one year before his promotion to head of the Pineapple division as Vice President, General Manager. Prior thereto he capped more than 20 years with Calavo Growers Inc. of Santa Paula, California as Vice President, North American Operations / Vice President, General Manager Calavo de Mexico International.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech's Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA-reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin's superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at our 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers worldwide and is GMP-certified by the Natural Products AssociationTM. Visit www.cyanotech.com for more information.

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